UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
       LARSEN, KEITH G.
       877 NORTH 8TH WEST
       RIVERTON, WY  82501
   USA
2. Issuer Name and Ticker or Trading Symbol
       U.S. ENERGY CORP.
       USEG
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
       MAY 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   PRESIDENT
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |1,774              |D     |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |8,820              |D (a) |                           |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|N/A   |    |NONE              |   |N/A        |8,000              |I (b) |CUSTODIAN                  |
CK                           |      |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/29/|A   |2,062             |   |NIL        |11,939             |I (c) |ESOP BENEF.                |
CK                           |98    |    |                  |   |           |                   |      |                           |
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    $.01 PAR VALUE COMMON STO|05/29/|A   |9,021             |   |NIL        |58,943             |I (d) |RELATIVES' ESOP            |
CK                           |98    |    |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
STOCK OPTION (RIGHT TO B|$4.00/SH|N/A  |    |           |   |01/01|12/31|COMMON STOCK|30,000 |N/A    |30,000      |D  |            |
UY)                     |        |     |    |           |   |/96  |/00  |            |       |       |            |   |            |
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
Explanation of Responses:
a) Consists of shares subject to forfeiture. The shares are deemed "earned out" by the Reporting Person: (i) if he is continuously employed by
USEG until he retires; (ii) if he becomes disabled; (iii) upon his death, or
(iv) if the shares are claimed within three years following the occurrence of
(i), (ii) or
(iii).
b) Consists of shares indirectly held by the Reporting Person as Custodian for his minor children under the Wyoming Uniform Transfers to Minors
Act. The Reporting Person disclaims benefical and pecuniary interest in these shares.
c) Consists of shares held in the U.S. Energy Corp. Employee Stock Ownership Plan (the "ESOP") in an account established for the benefit of the
Reporting
Person.
d) Consists of shares held in ESOP accounts established to benefit members of the Reporting Person's "immediate family", as that term is defined in
Rule 16a-1(e), in accordance with Rule
16a-8(b)(2).
SIGNATURE OF REPORTING PERSON
   /s/ Keith G. Larsen
DATE
    July 13, 1998